Exhibit 99

Dillard’s, Inc. Reports Second Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--August 15, 2019--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 26 weeks ended August 3, 2019. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

Highlights of the 26 Weeks:

•	Net income of $37.9 million compared to net income of $77.7 million for the prior year 26-week period

•	Earnings per share of $1.46 compared to $2.80

•	Comparable store sales decreased 1% against a 2% increase in prior year 26-week period

•	Retail gross margin declined 224 basis points of sales

•	Inventory level was flat compared to prior year

•	Operating expenses were $814.3 million compared to $814.2 million

•	Return to shareholders of $71.5 million through share repurchase and dividends

Highlights of the Second Quarter:

•	Net loss of $40.7 million compared to net loss of $2.9 million for the prior year 13-week period

•	Net loss per share of $1.59 compared to net loss per share of $0.10

•	Comparable store sales decreased 2% against a 1% increase in prior year 13-week period

•	Retail gross margin declined 319 basis points of sales

•	Operating expenses were $409.1 million compared to $408.4 million

•	Return to shareholders of $51.4 million through share repurchase and dividends

26-Week Results

Dillard’s reported net income for the 26 weeks ended August 3, 2019 of $37.9 million, or $1.46 per share, compared to net income of $77.7 million, or $2.80 per share, for the prior year 26-week period. Included in net income for the 26 weeks ended August 3, 2019 is a pretax gain of $12.3 million ($9.6 million after tax or $0.37 per share) primarily related to the sale of three store properties.

Net sales for the 26 weeks ended August 3, 2019 and the 26 weeks ended August 4, 2018 were $2.892 billion and $2.926 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").

Total merchandise sales (which excludes CDI) for the 26-week period ended August 3, 2019 and the 26-week period ended August 4, 2018 were $2.799 billion and $2.820 billion, respectively. Total merchandise sales decreased 1% for the 26-week period ended August 3, 2019. Sales in comparable stores for the period also decreased 1%.

Second Quarter Results

Dillard’s reported a net loss for the 13 weeks ended August 3, 2019 of $40.7 million, or $1.59 per share, compared to a net loss of $2.9 million, or $0.10 per share, for the prior year second quarter. Included in net loss for the 13 weeks ended August 3, 2019 is a pretax gain of $4.9 million ($3.8 million after tax or $0.15 per share) primarily related to the sale of a store property.

Net sales for the 13 weeks ended August 3, 2019 and the 13 weeks ended August 4, 2018 were $1.427 billion and $1.468 billion, respectively.

Total merchandise sales for the 13-week period ended August 3, 2019 and the 13-week period ended August 4, 2018 were $1.378 billion and $1.409 billion, respectively. Total merchandise sales decreased 2% for the 13-week period ended August 3, 2019. Sales in comparable stores for the period also decreased 2%. In relation to the total Company sales performance, above trend performances were noted in juniors' and children's apparel, men's apparel and accessories and home and furniture. Weakest performing categories were ladies' apparel and ladies' accessories and lingerie. Sales were strongest in the Eastern region followed by the Western and Central regions, respectively.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) declined 224 basis points of sales for the 26 weeks ended August 3, 2019 compared to the 26 weeks ended August 4, 2018 primarily due to increased markdowns. Consolidated gross margin for the 26 weeks ended August 3, 2019 declined 212 basis points of sales compared to the prior year-to-date period.

Gross margin from retail operations declined 319 basis points of sales for the 13 weeks ended August 3, 2019 compared to the prior year second quarter primarily due to increased markdowns. Consolidated gross margin for the 13 weeks ended August 3, 2019 declined 304 basis points of sales compared to the prior year second quarter.

Inventory remained unchanged on a percentage basis at August 3, 2019 compared to August 4, 2018.

Selling, General & Administrative Expenses

Selling, general and administrative expenses ("operating expenses") were $814.3 million (28.2% of sales) and $814.2 million (27.8% of sales) during the 26 weeks ended August 3, 2019 and August 4, 2018, respectively. Retail operating expenses for the same 26-week periods were $810.9 million (29.0% of sales) and $810.5 million (28.7% of sales), respectively.

Operating expenses were $409.1 million (28.7% of sales) and $408.4 million (27.8% of sales) during the 13 weeks ended August 3, 2019 and August 4, 2018, respectively. Retail operating expenses for the same 13-week periods were $407.6 million (29.6% of sales) and $406.5 million (28.9% of sales), respectively.

Share Repurchase

During the 13 weeks ended August 3, 2019, the Company purchased $48.9 million (approximately 0.8 million shares) of Class A Common Stock under its $500 million share repurchase program. During the year-to-date period ended August 3, 2019, the Company purchased $66.3 million (approximately 1.1 million shares). As of August 3, 2019, authorization of $340.6 million remained under the program. Total shares outstanding (Class A and Class B Common Stock) at August 3, 2019 and August 4, 2018 were 25.3 million and 27.6 million, respectively.

Store Information

Dillard's has announced upcoming closures in Oakwood Mall in Enid, Oklahoma (70,000 square feet), Cary Village in Cary, North Carolina (145,000 square feet) and Mall of the Bluffs in Council Bluffs, Iowa (Clearance Center - 100,000 square feet). The Company operates 260 Dillard’s locations and 29 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at August 3, 2019 was 48.8 million square feet.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended				26 Weeks Ended
	August 3, 2019		August 4, 2018		August 3, 2019		August 4, 2018
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,426.8	100.0%	$1,468.0	100.0%	$2,892.3	100.0%	$2,926.3	100.0%
Service charges and other income	32.0	2.2	32.7	2.2	64.5	2.2	65.8	2.3
	1,458.8	102.2	1,500.7	102.2	2,956.8	102.2	2,992.1	102.3

Cost of sales	1,032.0	72.3	1,017.2	69.3	1,959.8	67.8	1,920.9	65.6
Selling, general and administrative expenses	409.1	28.7	408.4	27.8	814.3	28.2	814.2	27.8
Depreciation and amortization	54.4	3.8	56.2	3.8	106.8	3.7	112.2	3.8
Rentals	6.2	0.4	6.6	0.4	12.3	0.4	13.1	0.4
Interest and debt expense, net	12.3	0.9	14.3	1.0	23.5	0.8	28.4	1.0
Other expense	1.9	0.1	1.9	0.1	3.8	0.1	3.8	0.1
Gain (loss) on disposal of assets	4.9	0.3	—	0.0	12.3	0.4	(0.1)	0.0
(Loss) income before income taxes	(52.2)	(3.7)	(3.9)	(0.3)	48.6	1.7	99.4	3.4
Income taxes (benefit)	(11.5)		(1.0)		10.7		21.7
Net (loss) income	$(40.7)	(2.9)%	$(2.9)	(0.2)%	$37.9	1.3%	$77.7	2.7%

Basic and diluted (loss) earnings per share	$(1.59)		$(0.10)		$1.46		$2.80
Basic and diluted weighted average shares	25.6		27.6		25.9		27.7

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	August 3, 2019	August 4, 2018
Assets
Current Assets:
Cash and cash equivalents	$118.1	$116.5
Restricted cash	17.2	—
Accounts receivable	52.0	53.2
Merchandise inventories	1,603.0	1,603.3
Federal and state income taxes	—	17.2
Other current assets	77.6	64.0
Total current assets	1,867.9	1,854.2

Property and equipment, net	1,512.3	1,651.1
Operating lease assets	52.6	—
Other assets	79.3	77.3

Total Assets	$3,512.1	$3,582.6

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$867.5	$849.2
Other short-term borrowings	117.9	233.8
Current portion of long-term debt and finance lease liabilities	1.1	1.2
Current portion of operating lease liabilities	15.7	—
Federal and state income taxes	4.0	—
Total current liabilities	1,006.2	1,084.2

Long-term debt and finance lease liabilities	367.0	367.7
Operating lease liabilities	36.4	—
Other liabilities	242.3	241.0
Deferred income taxes	14.3	15.2
Subordinated debentures	200.0	200.0
Stockholders' equity	1,645.9	1,674.5

Total Liabilities and Stockholders' Equity	$3,512.1	$3,582.6

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	26 Weeks Ended
	August 3, 2019	August 4, 2018
Operating activities:
Net income	$37.9	$77.7
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization of property and other deferred cost	107.7	113.2
(Gain) loss on disposal of assets	(12.3)	0.1
Changes in operating assets and liabilities:
Increase in accounts receivable	(2.1)	(14.7)
Increase in merchandise inventories	(74.6)	(139.7)
Increase in other current assets	(7.9)	(12.7)
Increase in other assets	(8.3)	(5.4)
(Decrease) increase in trade accounts payable and accrued expenses and other liabilities	(52.7)	19.4
Decrease in income taxes	(6.3)	(53.3)
Net cash used in operating activities	(18.6)	(15.4)

Investing activities:
Purchase of property and equipment	(38.0)	(86.0)
Proceeds from disposal of assets	22.0	2.0
Distribution from joint venture	0.5	2.1
Net cash used in investing activities	(15.5)	(81.9)

Financing activities:
Principal payments on long-term debt and finance lease liabilities	(0.5)	(161.5)
Cash dividends paid	(5.2)	(5.6)
Purchase of treasury stock	(66.3)	(39.9)
Increase in short term borrowings	117.9	233.8
Net cash provided by financing activities	45.9	26.8

Increase (decrease) in cash, cash equivalents and restricted cash	11.8	(70.5)
Cash, cash equivalents and restricted cash, beginning of period	123.5	187.0
Cash, cash equivalents and restricted cash, end of period	$135.3	$116.5

Non-cash transactions:
Accrued capital expenditures	$4.8	$7.7
Stock awards	1.0	1.0
Lease assets obtained in exchange for new operating lease liabilities	4.6	—

Estimates for 2019
The Company is providing the following estimates for certain financial statement items for the fiscal year ending February 1, 2020 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2019	2018
	Estimated	Actual
Depreciation and amortization	$224	$224
Rentals	28	29
Interest and debt expense, net	46	53
Capital expenditures	125	137

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts.  The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in tax legislation; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; the potential impact on the Company's debt obligations of developments regarding LIBOR, including the potential phasing out of this metric; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar  nature.   The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2019, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Guymon
501-376-5965
julie.bull@dillards.com